EXHIBIT 99.1

Dan Medici Appointed to the Boards of Hanmi Financial Corporation and Hanmi Bank

LOS ANGELES, Sept. 30, 2025 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), and its wholly-owned subsidiary, Hanmi Bank (the “Bank”), today announced that Daniel J. Medici has been appointed to the Boards of Directors of Hanmi and the Bank, effective October 1, 2025. The addition of Mr. Medici brings the total number of Hanmi Board directors to twelve.

“We are very pleased to welcome Dan to Hanmi’s Board,” said John J. Ahn, Chairman of Hanmi’s Board of Directors. “Dan brings exceptional expertise in information technology, cybersecurity, and risk management, areas that are increasingly vital to the success and resilience of community banks. His decades of experience as a bank examiner and senior risk specialist will further strengthen our governance practices and oversight. We look forward to Dan’s contributions and insights to continue building on Hanmi’s long-term growth strategies.”

Mr. Medici was appointed to the Audit Committee and Risk, Compliance and Planning Committee of Hanmi and the Loan and Credit Policy Committee of the Bank.

Mr. Medici has more than three decades of experience in the information technology (IT) field. Based in San Diego, he served as a federal bank examiner for the Office of the Comptroller of Currency for over 36 years specializing in assessing complex IT environments, including evaluating controls at service and financial technology providers. He is widely viewed as an expert in information technology, cybersecurity, and operational processes, and recently worked with some of the largest financial institutions as a senior risk specialist overseeing IT and risk management practices. Mr. Medici earned a B.A. degree in finance and a M.S. in management science from California State University Fullerton. He holds several industry certifications including CISSP, CISA, CCSP, CRISC, and CompTIA Network+ and A+.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 32 full-service branches and eight loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lisa Fortuna
Financial Profiles
Lfortuna@finprofiles.com
310-622-8251

Media Contact:
Kelly McAndrew
Financial Profiles
Kmcandrew@finprofiles.com
310-622-8239

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